Exhibit 10.04

Below please find Section 20 of the GSP Concession Agreement, dated as of July 22, 2014, by and between the Peruvian Ministry of Energy and Mines, as contracting authority, and Enagas Internacional S.L.U., as concessionaire, to build, operate and maintain a natural gas pipeline transportation system to satisfy the demand of certain cities in the southern region of Peru. This agreement was terminated by the Peruvian government on January 24, 2017 due to failure to obtain financing. Section 20 of the contract, which is the section relating to termination and termination compensation, remains material to the company and is therefore translated here.

SECTION 20

CONCESSION TERMINATION AND TRANSFER OF THE CONCESSION ASSETS

20.1	The Concession shall terminate due to the following grounds:

(a)	Upon expiry of the Contract Term, in accordance with Section 39, item “a” of the Consolidated Text (TUO) and Section 45, item “a” of the Regulations, applying the procedure set forth in Section 57 of the Regulations.

(b)	By agreement between the Parties, in accordance with Section 39, item “c” of the TUO and Section 45, item “d” of the Regulations, applying the procedure set forth in Section 58 of the Regulations.

(c)	Termination of the Contract in accordance with Section 39, item “e” of the TUO, and Section 45, item “d” and Section 58 of the Regulations, which shall be declared by the Grantor as provided for in subsection 20.2, due to the following grounds:

c.1	The declaration of insolvency of the Concessionaire or the Qualified Operator; or the appointment of a receiver other than the intervener mentioned in subsection 20.4.1 of the Contract, declared or designated pursuant to the Applicable Laws, for the Concessionaire or the Qualified Operator; or the granting by either the Concessionaire or the Qualified Operator of any agreement or assignment of a substantial part of their property or rights for the benefit of their creditors; or the appointment of a liquidator, administrator or manager in respect of all or any part of their assets, except for those assignments or transfers permitted by Section 10 of the Contract. In these cases, the Contract shall terminate when the Grantor becomes aware of any of the above events and serves a notice in this regard, provided that the insolvency or any other cause established in this Section has not been rectified to the Grantor’s satisfaction within a term of sixty (60) calendar days following such notice, or within any longer term granted by the Grantor in writing should there be reasonable causes for that.

c.2	The breach of the provisions set forth in subsections 9.9 and 9.10 of the Contract.

c.3	If the Force Majeure Event, or its effects, invoked by the Concessionaire or the Grantor, is not overcome within the term established in subsection 17.7 of the Contract.

c.4	The unjustified, repeated or serious breach of the Concessionaire’s obligations if, despite having received a written request from the Grantor, the Concessionaire fails to cure such breach within sixty (60) calendar days after the date of such request, unless a longer term is afforded by the Grantor expressly and in writing should there be reasonable causes for that.

c.5	The failure to renew the Performance Bond and/or the Supplementary Performance Bond as required by Section 9 of the Contract or the Applicable Laws.

c.6	If any of the representations and warranties made by the Concessionaire or the Qualified Operator, as appropriate, as established by this Contract, either in the Tender or during the performance of the Contract, is false.

c.7	Any amendment to the Concessionaire’s or Qualified Operator’s corporate bylaws that is contrary to any express provisions set forth in the Contract or the Applicable Laws, unless it has been previously approved by the Grantor.

(d)	Termination of the Contract in accordance with Section 39, item “e” of the TUO, and Section 45, item “d” and Section 58 of the Regulations, which shall be declared by the Concessionaire in the event of the repeated or serious breach of the Grantor’s obligations under this Contract or the Applicable Laws if, despite having received a written request from the Concessionaire through notarial means, the Grantor fails to cure such breach within sixty (60) calendar days after the date of such written request, unless a longer term is afforded by the Concessionaire expressly and in writing.

Similarly, the Concessionaire may terminate the Contract if the Force Majeure event, or its effects, continues for more than twelve (12) months, as set forth in subsection 17.7. Furthermore, the Grantor may terminate the Contract if the Force Majeure event, or its effects, continues for more than eighteen (18) months, as set forth in subsection 17.7. In both cases, the submission of a notarized letter to the appropriate Party according to the procedure described in subsection 20.2 of the Contract shall suffice.

(e)	Declaration of the Concession Termination by the Grantor pursuant to Section 45, item “b” of the Regulations and Section 39, item “b” of the TUO, due to the Total Destruction of the Transportation System and due to the grounds established in Section 46 of the Regulations; the procedure described in Sections 47 to 54 of the Regulations and the procedure described in subsection 20.4 of the Contract shall apply.

(f)	Relinquishment of the Concession by the Concessionaire, accepted by the Grantor, in accordance with Section 45, item “c”, and Sections 55 and 56 of the Regulations.

(g)	Due to public interest reasons, properly supported by the Grantor.

If any of the grounds set forth in subsections 20.1.c.5, 20.1.c.6, and 20.1.c.7, the Grantor shall grant the Concessionaire a term of no less than sixty (60) calendar days after the default is notified to cure such default. Should the Concessionaire cure the defaults within the above-mentioned term, this Contract shall not be terminated.

Once the Contract has been terminated as prescribed in this Section, the Grantor shall return to the Concessionaire the guarantees furnished hereunder that are in force, as appropriate, provided that there are no grounds for the partial or total enforcement thereof pursuant to this Contract.

20.2	The termination of the Contract as declared by any of the Parties shall only take place when the Party affected by the default or the event giving rise to the termination invokes such grounds and notifies the other Party, through a notarized letter, of its intention to terminate this Contract by enforcing the respective termination clause, without prejudice to the provisions of subsection 20.1, item “d”, and the penultimate paragraph of subsection 20.1. After receiving the notarized letter of Contract termination sent pursuant to the provisions of this Section, the recipient thereof may express its disagreement with the existence of any ground for termination; for this purpose, it must submit to the other Party a notarized letter that must be received within a term not to exceed fifteen (15) Days following the date of receipt of the first notarized letter. In this case, it shall be understood that there is a conflict or dispute concerning the termination of the Contract, and the provisions of Section 18 shall apply. If, upon expiry of such fifteen (15)-Day term, the recipient of the first notarized letter has not expressed any disagreement, the Contract shall terminate on the date of receipt of such letter. In that case, the Concession Termination shall operate, and the Contract shall terminate by declaration of one of the Parties due to another ground for Concession Termination, in accordance with Section 45 of the Regulations.

In the case of subsection 20.1, item g) of the Contract, the notarized letter requesting the termination of the Contract shall be sent to the Concessionaire six (6) months in advance of the term established for the termination. The Permitted Creditors shall be notified at the same time.

20.3	The Concession Termination by agreement of the Parties shall take effect on the date on which both Parties sign the notarial public instrument containing the Termination agreement, this ground being considered as another ground for Concession Termination in accordance with Section 45, paragraph “d” of the Regulations. In this event, the Grantor undertakes to return to the Concessionaire, within a term not to exceed fifteen (15) Days, the Performance Bond and/or Supplementary Performance Bond, as appropriate.

20.4	Upon the Concession Termination due to any of the grounds described in this Section, the Grantor or the party designated by it shall:

20.4.1	Appoint a Person to act as the intervener of the Concessionaire, supervising its work. The Concessionaire shall be under the obligation to guarantee the uninterrupted provision of the Transportation Service when so ordered by the Ministry of Energy and Mines, unless this is not possible due to the Total Destruction of the Transportation System, for a term of up to one (1) year or until the Concessionaire is replaced by a new concessionaire (the “New Concessionaire”) as prescribed in this Section, whichever occurs first. During such period of uninterrupted provision of the Transportation Service, the Concessionaire shall be entitled to the respective income derived from the rates. In the event that the Concessionaire abandons the provision of the Transportation Service or makes an assignment or transfer of the Concession to a third party without the prior authorization of the Grantor, or upon expiry of the one (1)-year term referred to in this subsection, the intervener appointed shall assume the operation of the Transportation System until it is delivered to the New Concessionaire. In the case of the Concession Termination due to expiry of the Contract Term, the appointment of the intervener referred to in this Section shall be made before such expiry date and in accordance with Section 57 of the Regulations, so that it may start its activities on the first calendar day of the last year of the Contract Term.

20.4.2	Call and carry out a public auction for the transfer of the Concession and delivery of the Concession Assets to the New Concessionaire, as per the following conditions:

(i)	The Concession Assets shall be transferred to the Peruvian State and delivered to the New Concessionaire as a whole and as one economic unit, so that the New Concessionaire may continue to use the Concession Assets to provide the Transportation Service without interruption, when the New Concessionaire has paid, as set forth in item (iii) below, the amount offered in the auction. The Concessionaire shall:

a.	transfer the ownership of the Concession Assets to the Peruvian State, including in such transfer the information necessary to continue providing the Transportation Service without interruption, free of any lien or encumbrance. The Peruvian State shall deliver such assets and information to the New Concessionaire that wins the public auction.

b.	transfer and deliver the Concession Assets in good operating condition, except for the ordinary wear and tear resulting from time and normal usage; and

c.	execute the notarial public instruments and other private documents that may be required, in accordance with the Applicable Laws, or those that may be reasonably required by the Grantor for the transfer, or assignment of contractual position, as the case may be, of the rights that make up the Concession Assets.

(ii)	The bidders of the public auction referred to in this Section shall be short-listed by the Grantor or by the party appointed by it.

(iii)	The successful bidder of the public auction shall be the bidder that submits the highest economic bid for the Concession. The successful bidder shall execute a contract with the Grantor, whereby it shall unconditionally assume all the rights and obligations imposed by the laws then in force on it as the holder of the Concession.

Any payment by the successful bidder shall be made to the Grantor, except for the amounts payable by the Permitted Creditors of Secured Debt, which shall be paid directly by the successful bidder to the Permitted Creditors of Secured Debt.

(iv)	In all cases of Concession Termination, and for the purposes of Section 22 of the TUO, it shall be understood that the Concession Assets are transferred to the Peruvian State, which shall in turn deliver them under concession to the New Concessionaire. The items mentioned in subsection 20.4.3 below shall be paid with the proceeds from the public auction, under the conditions set out in such subsection.

20.4.3	As established in Sections 45, 53, and 54 of the Regulations, the Grantor shall pay the Concessionaire, against the amount obtained from the auction and to the extent allowed by such amount, up to a maximum sum equivalent to the Book Value of the Concession Assets, determined as stipulated herein. Prior to payment to the Concessionaire, the Grantor shall deduct from such amount the expenses incurred in the intervention and auction process. If any balance remains after such deduction, and in all cases up to a maximum sum equivalent to the Book Value of the Concession Assets less such deduction, the Grantor shall pay:

a)	The remunerations and other employment rights of the Concessionaire’s workers.

b)	The amounts of money that must be delivered to the entities that granted a credit qualified as Secured Debt.

The successful bidder shall make this payment directly to the bank account(s) informed to the Grantor by the representative of the Permitted Creditors of Secured Debt.

For these purposes, the Grantor shall inform the successful bidder and the Permitted Creditors on the amount of the intervention and auction expenses and the amount owed to the Concessionaire’s employees by way of remunerations and other employment rights that must be paid before the Secured Debt is paid.

c)	The taxes, except for those that are guaranteed in accordance with the Applicable Laws.

d)	Any fine or another penalty that was not paid by the Concessionaire, unless a claim or appeal proceeding followed before an administrative court or a challenge proceeding followed before a judicial court is ongoing, in which case the respective amount shall be withheld by the Grantor as payment guarantee until the decision resolving on the challenge becomes final.

e)	Any other liability payable by the Concessionaire in favor of the Peruvian State, including any compensation, if applicable.

f)	Other liabilities not considered in items “a” to “e” above.

If any balance remains after the payments mentioned in the first paragraph of this Section and in items “a” to “f” are made, and in all cases up to a maximum amount equivalent to the Book Value of the Concession Assets less the payments referred to in this Section, the Grantor shall pay such balance to the Concessionaire.

If the proceeds from the auction are higher than the Book Value of the Concession Assets, paid in accordance with this Section, the difference shall be for the Peruvian State.

The order of priority in the payment of the above-mentioned items shall be as described above, unless otherwise provided by the Applicable Laws.

The base amount of the first call for the auction of the Concession shall not be less than the Book Value of the Concession Assets as of the date of such call. If there are no bidders and if new calls are made, the Grantor may deduct in each new call up to fifteen percent (15%) of the base amount of the immediately previous call. The Grantor may not make more than three (3) calls for the auction of the Concession within a term of twelve (12) months after the date of Concession Termination.

If, due to any reason, the proceeds from the auction are less than seventy-two point twenty-five percent (72.25%) of the Net Book Value of the Concession Assets, determined as of the date of the first call for the auction of the Concession, or there are no bidders in the auctions conducted, or no auction is carried out within the term established in the preceding paragraph due to causes attributable to the Grantor, the Grantor shall pay, against its own funds, the amounts still required to make the payment stated in item b) of this Section, taking into account the provisions of the first paragraph of this Section, for up to the amount necessary to cover the difference between the proceeds actually received from the auction and the seventy-two point twenty-five percent (72.25%) of the Net Book Value of the Concession Assets. This payment shall be made in Dollars and in readily available funds on the date the bid is awarded or on the last day of the twelve (12)-month term previously mentioned, as the case may be.

20.5	If no successful bidder is elected in the auctions for a term of twelve (12) months counted from the date of Concession Termination, the Grantor shall pay the Concessionaire, against its own resources, the lower of the following amounts: (i) the Net Book Value of the Concession Assets, or (ii) the base amount of the last call referred to in the final paragraph of subsection 20.4.3 of the Contract. In all cases, the Grantor shall deduct from the amount to be paid to the Concessionaire, to the extent allowed by such amount, the expenses and amounts payable under subsection 20.4.3 of the Contract.

20.6	The Concessionaire shall provide full and reasonable cooperation to achieve an orderly delivery of the Concession Assets and information to the New Concessionaire so that the provision of the Transportation Service is not interrupted.

20.7	The transfer of the Concession Assets required to be made upon the Concession Termination as set forth in subsection 20.4 shall be made at their Book Value, taking into consideration for that purpose the provisions of Section 22 of the TUO and the Regulations on Tax Benefits for Private Investment in Public Infrastructure Works and Utilities approved by Supreme Decree No. 132-97-EF.

20.8	If the Concession Termination takes place due to the ground established in subsection 20.1, items “d” or “g” or if the Grantor renders the Concession ineffective due to a cause not stipulated in Section 39 of the TUO, the Grantor shall, within a term of sixty (60) calendar days counted from the declaration of termination of the Contract referred to in the aforementioned subsection, shall return to the Concessionaire the respective guarantees that are in force as established herein and shall pay the Concessionaire, for all items, including the transfer of the Concession Assets to the Grantor and the compensation referred to in Sections 22 and 17 of the TUO, respectively, the greater of the following amounts:

a)	The present value of the net cash flow of the Concessionaire that was generated during the Contract Term that would have remained if the Concession Termination had not occurred, based on the actual installed capacity of the Transportation System as of the date of Concession Termination.

b)	The Net Book Value of the Concession Assets, as established in subsection 20.7, as of the date of Concession Termination.

The amount to be paid shall be calculated by a specialized consulting firm appointed as set forth in subsection 20.9 of the Contract; such firm shall apply the parameters established in this subsection.

The above-referred study shall be entrusted and executed within a term not to exceed sixty (60) calendar days following the Concession Termination. The expenses arising from the conduction of the study shall be borne by the Grantor.

The expenses incurred in the intervention and auction process referred to in subsection 20.4 as well as the Concessionaire’s obligations and liabilities shall be deducted from the amount that is determined to be paid, so that the Grantor pays them in the order stipulated in subsection 20.4.3.

The Grantor shall pay the amount determined by the above-referred study to the Concessionaire within a term of sixty (60) calendar days counted from the date on which the successful bidder of the auction mentioned in subsection 20.4.2 pays the price offered in such auction, including the interest accrued during the period between the date on which the Concession Termination operated and the payment in full of the compensation, at a rate equal to the average of the period of six (6) months before the payment date, be it the lending rate in domestic or foreign currency, whichever is applicable, in force in the Peruvian financial system.

20.9	For purposes of the provisions set forth in the preceding subsections of this Section 20, the Net Book Value of the Concession Assets shall be determined on a yearly basis, within a term of one hundred twenty (120) days following the close of the fiscal year, by an independent auditing firm to be appointed according to the following procedure:

The Concessionaire shall prepare, with the consent of the Permitted Creditors of Secured Debt, a list of three (3) auditing firms, which shall be submitted to the Grantor within thirty (30) days calculated from the close of the fiscal year for approval. If the Concessionaire fails to submit the list within the stipulated term, the Permitted Creditors of Secured Debt may do so within a term of fifteen (15) days.

The Grantor may express its agreement with the list submitted within a term of twenty (20) days following submission thereof, after which the Concessionaire shall appoint the auditing firm within a term not to exceed ten (10) days. If the Concessionaire fails to appoint the auditing firm within such term, the creditors of Secured Debt may do so within a maximum term of ten (10) days.

The costs derived from the auditing firm’s services shall be borne by the Concessionaire.

This procedure for appointment of an auditing firm does not apply to the grounds for termination or forfeiture of the Concession, in which case the provisions of Sections 45 and 54 of the Regulations shall apply. The auditing firm thus appointed, which must be an internationally renowned firm, shall establish the Book Value as prescribed in the first paragraph of this definition.

In any of the procedures, the auditing firm shall inform the Book Value determined by it as established in the preceding paragraphs to the Grantor, the Concessionaire and the creditors of Secured Debt.

20.10	Cure Right of the Permitted Creditors

The cure right of the Permitted Creditors, contemplated in this subsection 20.10, shall not apply if the Commercial Start-up does not occur within the term stipulated in subsection 3.2.2., item c), which includes the additional term of one hundred twenty (120) days established in item d) of the same subsection, with such additional term being subject to the applicable Penalties set forth.

20.10.1	The Grantor shall notify simultaneously the Permitted Creditors and the Concessionaire of the occurrence of any breach of the Concessionaire’s obligations hereunder that gives rise to the Concession Termination due to a cause attributable to the Concessionaire, so that the Permitted Creditors may take the actions deemed necessary to contribute to the full performance of the Concessionaire’s obligations.

20.10.2	The Grantor acknowledges that neither the Contract may be terminated nor the Concession Termination may be declared due to a cause attributable to the Concessionaire without previously notifying the Permitted Creditors of such intention and without the Permitted Creditors having had the right to rectify the cause that gave rise to the Grantor’s right to terminate the Contract as provided for in this Section and according to the following procedure:

a)	If any of the grounds established herein for the Concession Termination occurs and the Concessionaire’s term to cure such event expires and the Grantor desires to exercise its right to terminate the Contract, the Grantor shall first send a written notice to the Permitted Creditors. The Grantor shall expressly describe in such notice the ground or grounds for termination occurred. In order for such notice to be valid, it must bear the respective proof of receipt or it must be sent by e-mail or by fax, it being necessary to verify receipt thereof.

b)	The Permitted Creditors shall have a term of sixty (60) Days calculated from the notice referred to in item a) above, to cure the ground or grounds for termination notified. Upon expiry of such term without the ground for termination having been cured, the Grantor may exercise its right to terminate the Contract.

The Permitted Creditors’ failure to exercise their cure right does not or shall not affect in any manner whatsoever the benefits and/or rights established in favor of the Permitted Creditors herein.

c)	The cure or intended cure of the ground for termination by the Permitted Creditors may in no case be understood as the assumption by the Permitted Creditors of any of the covenants, agreements or obligations of the Concessionaire hereunder.

Should the Concessionaire cure the ground for termination during the sixty (60)-Day period referred to in the foregoing item b), the Grantor undertakes to notify the cessation of the existence of the ground for termination within a term not to exceed seventy-two (72) hours following the occurrence of such fact.